EXHIBIT B

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”), dated as of May 17, 2016, is entered into by and between Deep Water Holdings, LLC, The Kyle Roy Washington 2014 Trust, Kyle Roy Washington 2005 Irrevocable Trust, The Kevin Lee Washington 2014 Trust, Kyle R. Washington (collectively “Washington” or “Washington Parties” and individually, a “Washington Party”), Tiger Container Shipping Company Limited, Graham Porter, Gerry Wang Family Enterprises Limited, and Gerry Wang (collectively “Tiger” or “Tiger Parties” and individually, a “Tiger Party”). All parties to this agreement are referred to individually as a “Shareholder” and collectively as the “Shareholders;” those Shareholders that are a part of the Washington Parties or the Tiger Parties, as the case may be, may be referred to as a “Shareholder Group.”

RECITALS

WHEREAS, the Shareholders hold as of the date of this Agreement the number of shares of Class A common shares, par value $0.01 per share, of Seaspan Corporation, a Marshall Islands corporation (the “Company”), set forth on Appendix A attached hereto, representing in the aggregate approximately 60.6% of the outstanding Class A common shares; and

WHEREAS, the Shareholders have agreed to enter into this Agreement, which sets forth certain terms and conditions relating to, among other things, the voting and transfer of the Company’s Class A common shares now owned by them or hereafter acquired or which such party otherwise has voting control of (all such Class A common shares now owned or hereafter acquired by any of the Shareholders or which any such shareholder has voting control of, the “Common Shares”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
REPRESENTATIVES

Section 1.01  Representatives.   Certain sections of this Agreement contemplate agreement by both Washington and Tiger on certain courses of action as set forth therein through their representatives. For the purpose of such sections, the Washington Parties and the Tiger Parties agree to be separately represented by an individual agreed to by those Washington Parties who hold a majority of the Common Shares owned by the Washington Parties (the “Washington Representative”) or by those Tiger Parties who hold a majority of the Common Shares owned by the Tiger Parties (the “Tiger Representative;” each of the Washington Representative and the Tiger Representative may be referred to as a “Representative”), as applicable. All decisions where contemplated by this Agreement and made by the Washington Representative or the Tiger Representative will be binding upon the Washington Parties and the Tiger Parties, as applicable. The initial Washington Representative will be Kyle Washington. The initial Tiger Representative will be Graham Porter.

Section 1.02  Term of Representative.   The initial Representatives will serve as the Washington Representative or the Tiger Representative, as applicable, until he or she is no longer willing or able to serve, or the Washington Parties or Tiger Parties, as applicable, agree by written action of those holder(s) of a majority of the Common Shares owned by such Shareholder Group to appoint a new Representative and notify the Representative of the other Shareholder Group in writing of such appointment.

Section 1.03  Standard for Agreements.   When this Agreement contemplates agreement by or consent of the Washington Representative and Tiger Representative, such agreement or consent may be given or withheld in the sole and absolute discretion of such Representative.

ARTICLE II
COVENANTS

Section 2.01  Shareholder Covenants to Support.   The Shareholders acknowledge that the selection of the chairman or co-chairmen of the Company’s board of directors (“Board of Directors”) is a matter to be decided upon by the Board of Directors. Each Shareholder agrees that if and to extent its advice is sought, it will support the nomination and selection of Kyle Washington and Gerry Wang to remain as Co-Chairmen of the Board of Directors for so long as both of them are willing and able to serve.

Section 2.02  Shareholder Covenants to Nominate and Vote for Directors and Action Regarding Size of Board of Directors.

(a)           Each Shareholder, in its capacity as a shareholder, hereby agrees to nominate director candidates for election to the Board of Directors as unanimously agreed to by the Washington Representative and Tiger Representative, if any, so long as such director candidate(s) is willing and able to serve, and has consented to serve, as a director of the Company for the applicable directorship term, as contemplated or permitted by the Company’s process for the nomination of directors by shareholders.

(b)           Each Shareholder hereby agrees to vote or cause to be voted or consent or cause to be consented, at any meeting of the shareholders of the Company howsoever called, or pursuant to a written consent of the shareholders of the Company, relating to (x) the election of any person to the Board of Directors or (y) an amendment of the Amended and Restated Articles of Incorporation of the Company to increase or decrease the size of the Board of Directors, all of the Common Shares owned or held by such Shareholder, in the event of (x), in favor of the election of a nominated person or against a nominated person to the Board of Directors as agreed to by the Washington Representative and the Tiger Representative, and, in the event of (y), in favor of or against increasing or decreasing the size of the Board of Directors as agreed to by the Washington Representative and the Tiger Representative.

(c)           In the event that (i) either the Washington Representative or the Tiger Representative proposes to the other the nomination of one or more director candidates to the Board of Directors and the other Representative fails to agree on such nomination at least five (5) days before the deadline for shareholder nominations for the Board of Directors, or (ii) the Washington Representative and Tiger Representative fail to agree on the position that should be taken by the Shareholders on any person nominated to the Board of Directors or the position that should be taken by the Shareholders on the increase or decrease of the size of the Board of Directors, in each case at least five (5) days before the date of the relevant shareholder vote or five (5) days after a request is made of the Shareholders to execute a consent, as applicable, then this Agreement will immediately terminate upon written notice of termination by one Representative to the other Representative given pursuant to Section 6.02 so long as such written notice is given within ninety (90) days after the event giving rise to such right of termination.

Section 2.03  Amendment to the Company’s Incorporation Documents.   Each Shareholder hereby agrees not to vote or cause to be voted and not to consent or cause to be consented, at any meeting of the shareholders of the Company howsoever called, or pursuant to a written consent of the shareholders of the Company, any of the Common Shares owned by such Shareholder for any amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, or the Company’s Amended and Restated Bylaws, as amended, unless any such amendment is agreed to by the Washington Representative and the Tiger Representative.

Section 2.04  Subsequent Secondary Sales and Distributions.   In the event the Company authorizes a new issuance and offering of the Company’s Class A common shares that any of the Shareholders have the opportunity to participate in and both a Washington Party and a Tiger Party wishes to participate in such offering, no Shareholder will participate in such offering unless the Washington Parties, as a Shareholder Group, and the Tiger Parties, as a Shareholder Group, have the ability to participate in such offering in proportion to that Shareholder Group’s aggregate ownership of Common Shares as of the date of any such offering. To the extent they have a right to participate in such offering, the Washington Parties or the Tiger Parties, as applicable, will determine and allocate among themselves which Shareholder or Shareholders in that Shareholder Group will participate in such offering.  The provisions of this Section 2.04 shall not apply to any issuance of the Company’s Class A common shares (i) in consideration for the acquisition of a business or entity or an interest in a business or entity, (ii) upon conversion of preferred stock, (iii) issuances pursuant to the Company’s dividend reinvestment plan, or (iv) issuances pursuant to rights a Shareholder has, as of the date of this Agreement, to acquire the Company’s Class A common shares.

ARTICLE III
TRANSFER

Section 3.01  General Restrictions on Transfer of Common Shares.

(a)           Except as otherwise expressly permitted pursuant to this Article III, no Washington Party will Transfer any Common Shares owned by such Shareholder without the prior written consent of the Tiger Representative and no Tiger Party will Transfer  any Common Shares owned by such Shareholder without the prior written consent of the Washington Representative.

(b)           “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, encumbrance, assignment, hypothecation, gift, or other disposition and, as a verb, to voluntarily or involuntarily transfer, sell, assign, pledge, encumber, hypothecate, give, or otherwise dispose of, any of the Common Shares held by such Shareholder.  In addition, with respect to any Shareholder that is an entity, any direct or indirect Transfer by any equity holder of such entity of his, her or its equity interests in such entity, or the direct or indirect issuance of additional equity interests after the date of this Agreement that on an aggregate cumulative basis constitute 30% or more of the outstanding equity interests in such entity after issuance of such additional equity interests, shall be deemed to be a Transfer of Common Shares owned by such Shareholder for purposes of this Agreement. For the avoidance of doubt, (i) the death of a Shareholder or other person who is a natural person shall not be deemed, in of itself, a Transfer, and (ii) an exchange or transfer of Common Shares pursuant to a merger, consolidation, tender offer, or other business combination involving the Company’s equity, which results in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Washington Party or a Tiger Party, becoming the Beneficial Owner of more than 50% of the voting power of the Company or its successor or the acquiring entity in the business combination (a “Business Combination Transaction”) that has been approved in writing by the Board of Directors shall not be treated as a Transfer for purposes of Section 3.01 and shall not be subject to the prohibitions or provisions of Section 3.03 but shall be subject to the provisions of Sections  Section 3.04 in circumstances where the transaction or offer contemplated by the Business Combination Transaction is not applicable to or available for all of the Common Shares of all of the Shareholders and to the provisions of Section 3.05.  Any Common Shares exchanged pursuant to item (ii) of the prior sentence shall be exchanged free and clear of this Agreement and its restrictions and provisions.

Section 3.02  Permitted Transfers.   A Shareholder shall be free at any time to Transfer all or any portion of such Shareholder’s Common Shares without having to comply with the requirements of Section 3.03 or Section 3.04 hereof:

(a)           in the case of the Washington Parties, to any of (i) Dennis Washington, his spouse, his lineal descendants, spouses of his lineal descendants, or the estate of or any trust for the benefit of any of the foregoing persons, and (ii) any entity all of whose equity is owned and controlled by any person referenced at item (i);

(b)           in the case of the Tiger Parties, to any of (i) Gerry Wang or Graham Porter, (ii) the spouse, lineal descendants, and spouses of lineal descendants of either of the persons referenced at item (i), (iii) the estate of or any trust for the benefit of any of the persons referenced at items (i) and (ii), and (iv) any entity all of whose equity is owned and controlled by any of the persons referenced at items (i), (ii) and (iii); and

(c)           in the case of any Shareholder, to any other Shareholder.

Notwithstanding the foregoing, in the case of any Transfer permitted under this Section 3.02 (other than a permitted Transfer pursuant to clause (c) of this Section 3.02), it shall be a condition to such Transfer that such transferee agrees, by executing a joinder agreement in substantially the form attached hereto as Exhibit A (y) to be bound by this Agreement as a Shareholder with respect to all of the Common Shares Transferred to such transferee, and (z) that all of the Common Shares Transferred to such transferee remain subject to this Agreement and all of the terms, conditions, and restrictions hereof. Any transferee of Common Shares of a Washington Party who joins this Agreement pursuant to the prior sentence shall thereafter be treated as a Washington Party, and any transferee of Common Shares of a Tiger Party who joins this Agreement pursuant to the prior sentence shall thereafter be treated as a Tiger Party. For avoidance of doubt, Transfers permitted by this Section 3.02 shall not be subject to the provisions of Section 3.03 and Section 3.04.

Section 3.03  Right of First Offer.

(a)           If a Shareholder (such Shareholder, an “Offering Shareholder”) desires to Transfer by sale more than 10% of the Common Shares owned by the Shareholder Group of such Shareholder (with such 10% being measured based on the Common Shares owned as of the date of this Agreement; the shares the subject of such desired sale, the “Offered Shares”) to one or more third parties (a “Third-Party Purchaser,” which may include buyers in open market transactions), the Offering Shareholder must first give written notice (the “Offering Shareholder Notice”) to the Shareholders of the other Shareholder Group in accordance with the provisions of this Section 3.03.  For these purposes, it is understood that (x) any sales in one or a series of transactions that are related in any material way (for avoidance of doubt, open market sales that do not occur at substantially the same time, even if through the same placement agent or underwriter, are not related) or (y) any sales to any particular Third-Party Purchaser and its affiliates that occur within 12 months of the time of contracting and closing of any such prior sale (excluding open market sales for which the buyer is unknown, even if the same placement agent or underwriter is used) shall be aggregated to determine whether 10% of the Common Shares owned by the Shareholder Group have been transferred for purposes of this Section 3.03.

(b)           The Offering Shareholder shall deliver the Offering Shareholder Notice, in the event that the Offering Shareholder is a Washington Party, to the Tiger Representative, and, in the event that the Offering Shareholder is a Tiger Party, to the Washington Representative, stating its intent to make such Transfer and specifying the number of Offered Shares proposed to be Transferred by the Offering Shareholder, the consideration to be received for such Offered Shares by such Offering Shareholder, which consideration, if in open market sales, may for example be prevailing open market prices at the time of sale (the “Offer Price”) and any other material terms and conditions of the proposed Transfer (the “ROFO Offer”). The Representative receiving such notice shall promptly provide a copy of such notice to the Shareholders for which such Representative acts as Representative.

(c)           The Offering Shareholder Notice shall constitute a legally binding and irrevocable offer to sell the Offered Shares to the Shareholders of the other Shareholder Group at the Offer Price and on the same terms and conditions as set forth in the Offering Shareholder Notice (the “Transfer Consideration”).  Upon receipt of the Offering Shareholder Notice, the Washington Representative or the Tiger Representative, as the case may be, shall have five (5) Business Days (the “Acceptance Period”) to accept (“Acceptance”) the Offering Shareholder’s offer as to all, but not less than all, of the Offered Shares by delivering a written notice of such offer (an “Acceptance Notice”) to the Offering Shareholder. “Business Day” means a day other than a Sunday or Saturday or any other day on which banks are required to be closed or are authorized to close in New York, New York, Hong Kong, PRC, or Vancouver, British Columbia. Any Acceptance must be bona fide and shall constitute a legally binding and irrevocable acceptance of the ROFO Offer.  The Washington Parties or the Tiger Parties, as applicable, will determine and allocate among themselves which Shareholder or Shareholders in such Shareholder Group will purchase the Offered Shares (the “ROFO Purchaser”), and such determination and allocation must be included in the Acceptance Notice. If the Washington Representative or the Tiger Representative, as the case may be, does not send an Acceptance Notice within the Acceptance Period, then the ROFO Offer will be deemed rejected.

(d)           If ROFO Purchaser(s) accept the price and terms set forth in the ROFO Offer, then such ROFO Purchasers and the Offering Shareholder shall be required to take all actions as may be reasonably necessary to consummate the purchase and sale of such Offered Shares as contemplated by the ROFO Offer, including entering into a definitive agreement and delivering certificates and instruments and consents as may be deemed necessary and appropriate, and, in the case of the ROFO Purchaser, making all payments in connection therewith, within sixty (60) days following receipt of the Acceptance Notice by the Offering Shareholder (which such 60-day period shall be extended for a reasonable time to the extent reasonably necessary to obtain any regulatory approvals or if necessary to enable the Offering Shareholder and any other Shareholder as an insider of the Company to engage in a transaction in the securities of the Company).

(e)           If the Washington Representative or the Tiger Representative, as the case may be, does not deliver an Acceptance Notice during the Acceptance Period to purchase all, but not less than all, of the Offered Shares, the Washington Parties or the Tiger Parties, as the case may be, shall be deemed to have waived their rights to purchase the Offered Shares under this Section 3.03. In the case of any such event, the Offering Shareholder may, during the 60-day period immediately following the expiration of the Acceptance Period, Transfer to one or more Third-Party Purchasers all or part of the Offered Shares; provided that the Transfer of the Offered Shares must be effected at a higher price than the Offer Price contained in the ROFO Offer.  If the Offering Shareholder does not Transfer the Offered Shares within such period (which such period shall be extended for a reasonable time to the extent reasonably necessary to obtain any regulatory approvals or if necessary to enable the Offering Shareholder as an insider of the Company to engage in a transaction in the securities of the Company), the rights provided under this Section 3.03 shall be deemed to be revived and the Offered Shares shall not be Transferred to the Third-Party Purchaser or otherwise pursuant to this Section 3.03 unless the Offering Shareholder sends a new Offering Shareholder Notice in accordance with, and otherwise in compliance with, this Section 3.03.

(f)           Upon the Transfer of Offered Shares pursuant to, and in compliance with, this Section 3.03 to a Third-Party Purchaser, such Third-Party Purchaser shall take the Offered Shares free and clear of this Agreement and its provisions and restrictions.

Section 3.04  Tag-Along Rights.

(a)           If any of the Washington Parties or the Tiger Parties elects to Transfer through a sale any of the Common Shares owned by such Shareholders (such Common Shares desired to be so Transferred, the “Transferor Shares” and the Shareholder electing to sell, the “Selling Shareholder”) to one or more third parties (a “Tag-Along Buyer,” which may include buyers in open market transactions), then, at least five (5) Business Days prior to the date upon which the Selling Shareholder intends to consummate such Transfer, the Selling Shareholder shall give written notice thereof, which notice shall set forth the consideration to be paid by the Tag-Along Buyer, the identity of the Tag-Along Buyer if then identified and the other material terms and conditions of such transaction (such notice, the “Transferor Notice,” which notice may be given at the same time as a ROFO Offer pursuant to Section 3.03), to the Tiger Representative (if the Selling Shareholder is a Washington Party) or to the Washington Representative (if the Selling Shareholder is a Tiger Party). The Representative receiving such notice shall promptly provide a copy of such notice to the Shareholders for which such Representative acts as Representative (the Shareholder Group represented by such Representative, the “Tag-Along Participants”). The Tag-Along Participants shall have the right (the “Tag-Along Right”) to sell to the Tag-Along Buyer, at such Tag-Along Participants’ option, up to such number of Common Shares that is determined by multiplying the aggregate number of Common Shares owned by the Tag-Along Participants by a fraction, the numerator of which is Transferor Shares being Transferred in the transaction and the denominator of which is the aggregate number of Common Shares owned by all of the Shareholders at that time (the “Ratable Percentage Share”), on the same terms and conditions and at the same price and consideration (including class of equity and substantially the same rights) as are applicable to the Transferor Shares, and the Selling Shareholder may only sell to the Tag-Along Buyer the balance of the Transferor Shares concurrently with the sale of any shares being sold by the Tag-Along Participants. The Tag-Along Participants shall have five (5) Business Days following receipt of the Transferor Notice to elect to sell all or a portion of their Ratable Percentage Share of the Transferor Shares by delivering a written notice of such election (the “Tag-Along Notice”) to the Selling Shareholder. The Washington Parties or the Tiger Parties, as applicable, will determine and allocate among themselves which Shareholder or Shareholders among the Tag-Along Participants will sell its Common Shares (the “Tag-Along Participant Shares” and those Tag-Along Participants participating in the sale, the “Tag-Along Sellers”), and such determination and allocation must be included in any Tag-Along Notice. The failure of the Tag-Along Participants to deliver a Tag-Along Notice within such five (5) Business Day period shall be deemed to constitute a waiver of such Tag-Along Participants’ Tag-Along Right with respect to such Transfer.

(b)           Each Tag-Along Seller shall take such actions as reasonably necessary to consummate the applicable transaction, including, without limitation, to execute and deliver a definitive purchase and sale (or other similar) agreement, in substantially the same form and substance as the definitive agreement executed and delivered by the Selling Shareholder; provided, that (A) the representations and warranties relating specifically to a Shareholder participating in the transaction shall be made only by such Shareholder and any indemnification provided by any Shareholder participating in the transaction with respect to the Company, if any, shall be based on the shares being Transferred by each of them vis a vis all of the shares in the Company being Transferred in the transaction, on a pro-rata basis and not on a joint and several basis, (B) no Shareholder shall be required to provide any indemnity in such transaction that provides for liability to such Shareholder in excess of the amount of proceeds actually received by such Shareholder in such transaction, (C) each of the Shareholders participating in the transaction shall bear its pro rata share of the costs of the transactions based on the net proceeds to be received by each such person in connection with the transaction to the extent such costs are incurred for the benefit of persons selling shares in the transaction and are not paid by the Tag-Along Buyer, and (D) certain Shareholders, by reason of the number of shares they are acquiring in a transaction, may benefit from certain board representation rights, that the Tag Along Seller may not benefit from because it is acquiring fewer shares.

(c)           The Selling Shareholder and, if they have timely and properly exercised their Tag-Along Rights, the Tag-Along Sellers, shall have sixty (60) days following the date of the Transferor Notice in which to consummate a transaction subject to this Section 3.04 on the terms set forth in the Transferor Notice (which 60-day period shall be extended for a reasonable time to the extent reasonably necessary to obtain any regulatory approvals or if necessary to enable the Selling Shareholder and any other Shareholder as an insider of the Company to engage in a transaction in the securities of the Company). If at the end of such period, the Selling Shareholder has not completed the transaction other than as a result of any action or inaction by a Shareholder in breach of this Agreement, the Selling Shareholder may not then effect a transaction subject to this Section 3.04 without again fully complying with the provisions of this Section 3.04.

(d)           Notwithstanding the Tag-Along Right set forth in this Section 3.04, each of Tiger and Washington may each sell up to a maximum of 500,000 Common Shares in aggregate per calendar year (such 500,000 is subject to adjustment for stock splits, stock combinations, stock dividends, and similar events) pursuant to 144A or other open market share sales permitted by the Securities and Exchange Commission and Company policy, in each case without complying with the provisions of this Section 3.04 or the provisions of Section 3.03 and without being in violation of the provisions of Section 3.01.

(e)           The provisions of this Section 3.04 shall not apply to any sale of Common Shares that a Shareholder makes in compliance with the provisions of Section 3.03 in circumstances where ROFR Purchaser(s) are purchasing the Common Shares pursuant to the ROFR Offer.  For the avoidance of doubt, the Transferor Notice and the Offering Shareholder Notice may be delivered simultaneously, and, subject to the preceding sentence, any transfer pursuant to this Section 3.04 must also be in compliance with Section 3.03.

(f)           In any sale of Common Shares pursuant to this Section 3.04, including without limitation pursuant to Section 3.04(a), the purchaser of such Common Shares shall take the Common Shares so purchased free and clear of this Agreement and its provisions and restrictions.

Section 3.05  Business Combination Transaction.   If any Shareholder receives a bona fide proposal from a Third-Party Purchaser with respect to a Business Combination Transaction, subject to any duties such Shareholder may have to the Company as a member of the Board of Directors, (i) such Shareholder shall promptly notify the Representative of such Shareholder and such Representative shall promptly notify the Representative of the other Shareholder Group of such proposal and its material terms and (ii) the Shareholders shall consult with each in other in good faith for a period of five (5) Business Days regarding such Business Combination Transaction prior to entering into any agreement or arrangement with respect to such Business Combination Transaction.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01  Representations and Warranties.   Each Shareholder, solely as to itself and not jointly and severally, represents and warrants to each other Shareholder that:

(a)           if such Shareholder is not a natural person, such Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed, and has the requisite power and authority to own its properties and to carry on its business as now being conducted and enter into and perform this Agreement;

(b)           if such Shareholder is a natural person, such Shareholder is under no impairment or other disability, legal, physical, mental, or otherwise that would preclude or limit the ability of the Shareholder to enter into this Agreement or perform his or her obligations hereunder;

(c)           the execution and delivery of this Agreement by such Shareholder has been duly authorized and, except for filings required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no further filing, consent, or authorization is required;

(d)           this Agreement has been duly executed and delivered by such Shareholder, and constitutes the legal, valid, and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with the terms hereof;

(e)           except for this Agreement, such Shareholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Common Shares owned or held by such Shareholder, including agreements or arrangements with respect to the acquisition or disposition or encumbrance of such shares or any interest therein or the voting of such shares, that conflict with the obligations of such Shareholder under this Agreement; and

(f)           to the extent such Shareholder is a Washington Party, such Shareholder is a party to whom Common Shares could be transferred pursuant to the provisions of Section 3.02(a) and to the extent such Shareholder is a Tiger Party, such Shareholder is a party to whom Common Shares could be transferred pursuant to the provisions of Section 3.02(b).

ARTICLE V
TERM AND TERMINATION

Section 5.01  Termination.   The term of this Agreement shall commence on the date hereof and shall terminate upon the earliest of (a) such time, if any, as either Shareholder Group owns less than 25% of that Shareholder Group’s aggregate holdings of Common Shares as of the date of this Agreement, (b) the dissolution, liquidation, or winding up of the Company, (c) such time, if any, as both Representatives elect in writing to terminate this Agreement, (d) in the circumstances contemplated by Section 2.02, (e) such time, if any, as any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Washington Party or a Tiger Party, is or becomes the Beneficial Owner of more than 50% of the voting power of the Company, or a sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, (f) at such time as (X) Gerry Wang no longer serves as the President and Chief Executive Officer or as director of the Company or (Y) Kyle Washington no longer serves as a director of the Company, in each case, regardless of the reasons, or (g) the fifth anniversary of the date hereof. “Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof. The term “Beneficial Owner” has a correlative meaning.

ARTICLE VI
MISCELLANEOUS

Section 6.01  Expenses; Prevailing Party.   Each Shareholder will pay its own expenses (including attorneys’ fees) incident to this Agreement and the transactions contemplated herein.

Section 6.02  Notices.   Any and all notices or other communications or deliveries required or permitted to be provided under this Agreement shall be in writing and shall be deemed given and effective on the earliest of (a) the Business Day following the date of mailing, if sent by internationally recognized overnight courier service, specifying next Business Day delivery, (b) the third Business Day following the date of mailing, if sent by certified air mail, return receipt requested, postage prepaid, or (c) upon actual receipt by the Shareholder to whom such notice is required to be given if delivered by hand. Any and all notices or other communications or deliveries required or permitted to be provided under this Agreement shall also be accompanied by concurrent copies of such notification or communication being sent via electronic mail to the email addresses set forth below.  The address for notices and communications for the Washington Representative, and for each of the Washington Parties, and the Tiger Representative, and each of the Tiger Parties, shall be as follows:

If to the Washington Representative and the Washington Parties:	Kyle Washington 2600-200 Granville Street Vancouver, BC V6C1S4

With a copy to	Lawrence Simkins Washington Corporations 101 International Drive Missoula, MT 59808 lsimkins@washcorp.com

and with a copy to	Stephan Coonrod and Chris Cunningham K&L Gates LLP
925 Fourth Avenue Seattle, WA 98104-1158 stephan.coonrod@klgates.com; chris.cunningham@klgates.com

If to the Tiger Representative and the Tiger Parties:	Graham Porter c/o Tiger Container Shipping Company Limited 1401 Jardine House One Connaught Place, Central, Hong Kong

and with a copy to	Paul Strecker Shearman & Sterling LLP
12th Floor Gloucester Tower 15 Queen’s Road Central, Hong Kong paul.strecker@shearman.com

The foregoing address for notice and communications may be changed by a Representative by prior notice to the other Representative in accordance with this Section 6.02.

Section 6.03  Governing Law; Waiver of Jury Trial.   All questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, USA, without regard to the principles of conflicts of law thereof. Each Party agrees that all legal proceedings concerning the interpretation, enforcement, and defense of this Agreement or the transactions contemplated by this Agreement (whether brought against a Shareholder hereto or his or its respective affiliates, directors, officers, securityholders, members, employees, or agents) shall be commenced exclusively in the state or federal courts sitting in the Southern District of New York, USA. Each Shareholder hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Southern District of New York, USA for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the interpretation or enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such court or that such proceeding is improper. Each Shareholder hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Shareholder through its Representative at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by applicable law.

TO THE FULLEST EXTENT PERMITTED BY LAW, THE SHAREHOLDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 6.04  Titles and Headings.   The titles and headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 6.05  Severability.   Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court of competent jurisdiction determines that any term or provision hereof, or any part of any such term or provision is invalid or unenforceable, such term or provision, or part thereof, shall be enforced to the full extent permitted by such court, and all other terms and provisions shall not thereby be affected and shall be given full effect, without regard to the invalid provisions or portions.

Section 6.06  Entire Agreement.   This Agreement constitutes the entire agreement of the Shareholders with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 6.07  Successors and Assigns.   Except in connection with transfers of Common Shares permitted under Section 3.02, the rights and obligations under this Agreement are not assignable or delegable.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Shareholders hereto and their respective heirs, successors, legal representatives, and permitted assigns and, to the extent set forth herein, transferees.

Section 6.08  No Third-Party Beneficiaries.   Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon any person or entity other than the Shareholders and their respective heirs, successors, legal representatives, and permitted assigns and, to the extent set forth herein, transferees, any rights or remedies under or by reason of this Agreement.

Section 6.09  Amendment and Modification; Waiver.   This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by the Washington Representative and the Tiger Representative. No waiver by any Shareholder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Shareholder so waiving or by its Representative. No waiver by any Shareholder shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.10  Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. This Agreement may be transmitted by facsimile or electronically, and it is the intent of the parties that the facsimile copy (or a photocopy or PDF copy) of any signature printed by a receiving facsimile machine or computer printer shall be deemed an original signature and shall have the same force and effect as an original signature.

Section 6.11  Further Assurances.   The Shareholders hereto shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the Representative other Shareholder Group  may reasonably request or require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 6.12  Equitable Remedies.   Each Shareholder hereto acknowledges that the other Shareholders hereto would be irreparably damaged in the event of a breach or threatened breach by such Shareholder of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such Shareholder of any such obligations, each of the other Shareholders shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach under this Agreement, at law or in equity, be entitled to an injunction from a court of competent jurisdiction as contemplated by Section 6.03 granting specific performance by such Shareholder of its obligations under this Agreement.

Section 6.13  Construction; Interpretation.   For purposes of this Agreement, (a) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Appendix and Exhibits mean the Articles and Sections of, and Appendix and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first written above.

DEEP WATER HOLDINGS, LLC

/s/ Lawrence R. Simkins
By: Lawrence R. Simkins
Its: Manager

THE KYLE ROY WASHINGTON 2014 TRUST

By: Copper Lion, Inc.
Its: Trustee

/s/ Christopher Hawks
By: Christopher Hawks
Its: President

KYLE ROY WASHINGTON 2005 IRREVOCABLE TRUST

By: Copper Lion, Inc.
Its: Trustee

/s/ Christopher Hawks
By: Christopher Hawks
Its: President

THE KEVIN LEE WASHINGTON 2014 TRUST

By: Copper Lion, Inc.
Its: Trustee

/s/ Christopher Hawks
By: Christopher Hawks
Its: President

/s/ Kyle R. Washington
By: Kyle R. Washington

TIGER CONTAINER SHIPPING COMPANY LIMITED

/s/ Graham Porter
By: Graham Porter
Its: Director

GERRY WANG FAMILY ENTERPRISES LIMITED

/s/ Gerry Wang
By: Gerry Wang
Its: Director

/s/ Gerry Wang
By: Gerry Wang

/s/ Graham Porter
By: Graham Porter

[Signature Page to Shareholders Agreement]

APPENDIX A
SHARE OWNERSHIP

Shareholder	Number of Class A Common Shares
Deep Water Holdings, LLC	38,656,710
The Kyle Roy Washington 2014 Trust	4,823,170
The Kevin Lee Washington 2014 Trust	6,139,661
Kyle Roy Washington 2005 Trust	1,615,500
Kyle R. Washington	34,046
Tiger Container Shipping Company Limited	6,285,752.606
Gerry Wang	1,692,296
Gerry Wang Family Enterprises Limited	534,233
Graham Porter	20,036

EXHIBIT A

Form of Joinder Agreement

Reference is hereby made to that certain Shareholders Agreement, dated as ________, 2016 (as amended from time to time, the “Shareholders Agreement”), by the Washington Parties and the Tiger Parties.

Pursuant to and in accordance with Section ___ of the Shareholders Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, (a) the undersigned shall become a party to the Shareholders Agreement as a [Washington Party/Tiger Party], (b) the undersigned shall be fully bound by, and subject to, all of the covenants, terms, and conditions of the Shareholders Agreement as a [Washington Party/Tiger Party] as though an original party thereto, and (c) the Common Shares acquired on the date hereof by the undersigned from ________, and any Company Class A common shares hereafter acquired, shall be deemed to be Common Shares for all purposes of the Shareholders Agreement.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Shareholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of _____________.

[Transferee Shareholder Name]

By
Name:
Title:

Address: